AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES          EXHIBIT 11
    CALCULATION OF EARNINGS (LOSS) PER SHARE
   (000's Omitted, except per share data)
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                                         For the Three Months Ended March 31,
                                                  1996                 1995
CALCULATION OF PRIMARY EARNINGS
    PER SHARE
    Earnings for primary earnings per share....     $  7,421            3,516
    Average number of shares outstanding              10,155           10,071

    Dilutive effect of stock options and warrants
     after application of treasury stock method....       272             180
    Average number of common shares and
     common equivalents outstanding...............     10,427          10,251
    Primary earnings per share..................     $    .71             .34
CALCULATION OF FULLY DILUTED EARNINGS
    PER SHARE

    Earnings for fully diluted earnings per share...  $  7,421          3,516
    Shares used in calculating primary
     earnings per share.........................        10,427         10,251


    Additional dilutive effect of stock options
     and warrants after application of treasury
     stock method.......................                    66             41

    Average number of common shares outstanding
     on a fully diluted basis......................     10,493         10,292

    Fully diluted earnings per share........          $    .71            .34
33

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